Exhibit 99.1

Contacts:                     R. LaDuane Clifton, The LGL Group, Inc.:                                                                           (407) 298-2000
  Email: lclifton@lglgroup.com

                              Vic Emmanuel, VJE Consultants:  (914) 305-5198

LGL GROUP NAMES LaDUANE CLIFTON CHIEF ACCOUNTING OFFICER

Orlando, FL, March 30, 2010 -- The LGL Group, Inc. (NYSE Amex: LGL) today announced the appointment of R. LaDuane Clifton, CPA, as its Chief Accounting Officer.  Mr. Clifton has served as the Company’s Corporate Controller since August 2009.  Prior to joining the Company, Mr. Clifton was Chief Financial Officer of a21, Inc., a publicly-traded holding company, and a Senior Associate with KPMG LLP, an international accounting and management consulting firm.

Mr. Clifton will report to LGL Chief Executive Officer Greg Anderson.  He will focus on corporate cost reductions and contributing to the firm’s ongoing efforts to bring the Company back to profitability.  “We are pleased to have LaDuane on board, given his deep background in finance and accounting, and his experience budgeting and developing strategic initiatives,” Mr. Anderson said.

About The LGL Group, Inc.

The LGL Group, Inc., through its wholly-owned subsidiary MtronPTI, manufactures and markets highly engineered electronic components used to control the frequency or timing of signals in electronic circuits.  These devices are used extensively in infrastructure equipment for the telecommunications and network equipment industries.  They are also used in electronic systems for military applications, avionics, earth-orbiting satellites, medical devices, instrumentation, industrial devices and global positioning systems.  The Company has operations in Orlando, Florida, Yankton, South Dakota and Noida, India.  MtronPTI also has a sales office in Hong Kong, China.

For more information on the Company and its products and services, contact Greg Anderson at The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit the Company’s Web site: www.lglgroup.com.

Caution Concerning Forward Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors.  More detailed information about those factors is contained in the Company’s filings with the Securities and Exchange Commission.